Exhibit 99.1

NEWS RELEASE

4955 Technology Way ∎ Boca Raton, Florida 33431 ∎ www.geogroup.com

CR-24-22

THE GEO GROUP ANNOUNCES $70 MILLION INVESTMENT

IN EXPANDING ICE SERVICES CAPABILITIES

AND NEW CORPORATE REORGANIZATION

Boca Raton, Fla. – December 16, 2024 -- The GEO Group, Inc. (NYSE: GEO) (“GEO” or the “Company”) announced today a $70 million investment in capital expenditures to strengthen the Company’s capabilities to deliver expanded detention capacity, secure transportation, and electronic monitoring services to U.S. Immigration and Customs Enforcement (“ICE”). GEO is currently the largest service provider to ICE, currently providing approximately 21,000 detention beds (with a present census of 14,000) at 16 ICE Processing Centers with the ability to expand to a minimum of 32,000 beds at 23 facilities. GEO also presently provides electronic monitoring and case management services for approximately 185,000 participants under the Intensive Supervision Appearance Program, as well as secure ground transportation and air operations support services. With the objective of offsetting the $70 million investment in capital expenditures and further reducing debt, GEO intends to pursue the possible sale of several underperforming company-owned state correctional facilities.

In addition, GEO also announced several senior management changes. GEO’s Chief Executive Officer, Brian Evans, has given GEO notice of his retirement to pursue other opportunities, effective December 31, 2024. J. David Donahue will begin serving as the new Chief Executive Officer, effective January 1, 2025. Mr. Donahue has more than 40 years of experience in corrections and detention, having served in senior executive roles overseeing operational planning, facility activations, and managing operational teams. He joined GEO as the Eastern Region Vice President in 2009, after a distinguished career in corrections with the Federal Bureau of Prisons, Kentucky, and Indiana, where he served as Corrections Commissioner from 2005 to 2008. He also served as the Vice President of the American Correctional Association (“ACA”) and is an ACA-Certified Corrections Executive. During his tenure with GEO, Mr. Donahue was promoted to Senior Vice President and President of GEO Secure Services in 2016 and retired from GEO in July of 2020.

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Contact: Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436

NEWS RELEASE

GEO previously announced the appointment of Paul Laird as Senior Vice President of GEO Secure Services, effective January 1, 2025, replacing James Black who will retire on December 31, 2024 as previously announced. Mr. Laird joined GEO in 2015 as Eastern Region Director of Operations and was subsequently promoted to Western Region Vice President and was most recently transferred to Eastern Region Vice President. Prior to joining GEO, he served as Regional Director of the Federal Bureau of Prisons, North Central Regional Office, overseeing 20 facilities. Prior to that assignment, he served five years as the Chief Operating Officer of Federal Prison Industries and as Assistant Director of the Industries, Educational and Vocational Training Division. He also served on the AbilityOne Commission as a Presidential Appointee representing the United States Department of Justice between 2005 and 2015.

GEO also announced the appointment of Daniel Ragsdale as Senior Vice President, Contract Administration and Compliance, effective January 1, 2025. Mr. Ragsdale joined GEO in 2017 as Executive Vice President, Contract Compliance, after a successful career at ICE, where he served as Deputy Director from 2012 to 2017. In that capacity, he served as Chief Operating Officer for ICE, leading 20,000 employees, including 7,000 criminal investigators at Homeland Security Investigations and 6,000 officers in Enforcement and Removal Operations. He also previously served as a Special Assistant U.S. Attorney in the Criminal Division of the U.S. Attorney’s Office for the District of Arizona.

George C. Zoley, Executive Chairman of GEO, said, “We are pleased to welcome back David Donahue to GEO in his new role as Chief Executive Officer. His more than 40 years of experience in corrections and detention, coupled with his experience in operational planning, facility activations, and managing and overseeing operational teams will serve as an asset to our Company as we face the new and expanding opportunities ahead. We are also pleased to welcome Paul Laird and Dan Ragsdale to our Senior Management team. Mr. Laird’s operational experience and Mr. Ragsdale’s background in federal contract administration will continue to be important assets for our Company.

We are continuing to prepare for what we believe are potentially unprecedented future growth opportunities. We are making a $70 million investment in capital expenditures to strengthen our capabilities to deliver expanded detention capacity, secure transportation, and electronic monitoring and related services to ICE. We also intend to pursue the possible sale of several of our underperforming company-owned state correctional facilities with the objective of offsetting these capital investments and further reducing our overall debt.”

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Contact: Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436

NEWS RELEASE

About The GEO Group

The GEO Group, Inc. (NYSE: GEO) is a leading diversified government service provider, specializing in design, financing, development, and support services for secure facilities, processing centers, and community reentry centers in the United States, Australia, South Africa, and the United Kingdom. GEO’s diversified services include enhanced in-custody rehabilitation and post-release support through the award-winning GEO Continuum of Care®, secure transportation, electronic monitoring, community-based programs, and correctional health and mental health care. GEO’s worldwide operations include the ownership and/or delivery of support services for 99 facilities totaling approximately 80,000 beds, including idle facilities and projects under development, with a workforce of up to approximately 18,000 employees.

Use of forward-looking statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the cautionary statements and risk factors contained in GEO’s filings with the U.S. Securities and Exchange Commission including its Form 10-K, 10-Q and 8-K reports. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements and risk factors contained in GEO’s filings with the U.S. Securities and Exchange Commission, including those referenced above. GEO disclaims any obligation to update or revise any forward-looking statements, except as required by law.

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Contact: Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436